Exhibit 5.5

[Letterhead of Ropes & Gray International LLP]

SSI Investments II Limited

SSI Co-Issuer LLC

107 Northeastern Boulevard

Nashua, New Hampshire 03062

10 November 2010

Dear Sirs

1. Introduction

We have acted as English law advisers to SkillSoft U.K. Limited (the “Company”), an indirect subsidiary of SSI Investments II Limited, a company organized under the laws of the Republic of Ireland (the “Issuer”), in connection with: (i) the proposed issuance by the Issuer and SSI Co-Issuer LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Issuer (the “Co-Issuer” and together with the Issuer collectively, the “Issuers”) in the exchange offer (the “Exchange Offer”) of up to $310,000,000 aggregate principal amount of their 11.125% Senior Notes due 2018 (the “Exchange Notes”) which are to be registered under the Securities Act of 1933, as amended (the “Securities Act”), in exchange for a like principal amount of the Issuers’ outstanding 11.125% Senior Notes due 2018 (the “Outstanding Notes”),which have not been, and will not be, so registered; (ii) the guarantees of the Exchange Notes (the “Exchange Guarantees”) by the Company and each of the other guarantors listed on Annex I hereto (such listed guarantors, the “Other Guarantors” and, together with the Company, collectively, the “Guarantors”); and (iii) the preparation of the registration statement on Form S-4 (the “Registration Statement”) filed by the Issuers and the Guarantors with the Securities and Exchange Commission (the “Commission”) for the purpose of registering the Exchange Notes and the Exchange Guarantees under the Securities Act.

2. Documents Reviewed

In connection with the filing of the Registration Statement, we have examined the following documents:

(a)	An executed copy the Indenture dated the date hereof by and among the Issuers, the Guarantors and Wilmington Trust FSB, as trustee, relating to the Outstanding Notes and the Exchange Notes (the “Indenture”);

(b)	The Registration Statement;

(c)	Memorandum and Articles of Association of the Company; and

(d)	Board minutes of the Company dated 26 May 2010 authorising the registration of the Exchange Notes and the guarantees thereof under the Securities Act.

Ropes & Gray International LLP is a limited liability partnership registered in Delaware, United States of America and is a recognized body regulated by the Solicitors Regulation Authority (with registered number 522379).

The documents listed in paragraphs 2(a) to (d) above are referred to in this opinion as the “Note Documents”. The documents listed in paragraphs 2(a) to (d) above are referred to in this opinion as the “Documents”.

3. Nature of Opinion, and Observations

(a)	This opinion is confined to matters of English law (including case law) as of the date of this opinion, and is governed by and shall be construed in accordance with English law. We express no opinion with regard to any system of law other than the laws of England as currently applied by the English courts, and in particular, we express no opinion on European Community law as it affects any jurisdiction other than England.

(b)	To the extent that the laws of the United States of America may be relevant, we have made no independent investigation of such laws, and our opinion is subject to the effect of such laws including the matters contained in the New York law opinion of Ropes & Gray LLP. We express no views in this opinion on the validity of the matters set out in such opinions.

(c)	We should also like to make the following observations:

(i)	Factual Statements: we have not been responsible for verifying whether statements of fact (including foreign law), opinion or intention in the Documents or any related documents are accurate, complete or reasonable;

(ii)	Enforceability: we express no opinion on whether the obligations of the Company under the Note Documents are enforceable against it in the English courts;

(iii)	Operational Licences: we have not investigated whether the Company has obtained any of the operational licences, permits which it may require for the purpose of carrying on its business (including the filing of the Registration Statement); and

(iv)	Anti-trust: we have not considered whether the filing of the Registration Statement complies with anti-trust, competition, public procurement or state aid laws, nor whether any filings or clearances are required under such laws.

4. Opinion

On the basis stated in paragraph 3, and subject to the assumptions in Schedule 1 and the qualifications in Schedule 2, we are of the opinion that:

(a)	Corporate Authorisation: the Exchange Guarantee by the Company has been duly authorised by all necessary corporate action on the part of the Company.

5. Benefit of Opinion

This opinion is for the benefit of the Issuers, the Company and holders of the Exchange Notes (including the Exchange Guarantees) in connection with the filing of the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus contained under the caption “Legal Matters”. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Ropes & Gray International LLP

SCHEDULE 1

ASSUMPTIONS

In considering the Documents and in rendering this opinion, we have (with your consent and without any further enquiry) assumed:

(a)	Authenticity: the genuineness of all signatures, stamps and seals on, and the authenticity, accuracy and completeness of, all documents submitted to us whether as originals or copies;

(b)	Copies: the conformity to originals of all documents supplied to us as photocopies, portable document format (PDF) copies, facsimile copies or e-mail conformed copies;

(c)	Written Resolutions in relation to the Company:

(i)	that the written resolutions of the directors of the Company (the “Resolutions”) dated 26 May 2010 are complete and correct, and that no amendment has been made thereto;

(ii)	that the Resolutions were properly passed and that all provisions contained in the Companies Act 2006 and the Memorandum and Articles of Association of the Company relating to the disclosure of directors’ interests were duly observed, and that the Resolutions have not been amended, revoked or rescinded and are in full force and effect;

(d)	Directors’ Duties: that the directors of the Company, in authorising execution of the Note Documents, have exercised their powers in accordance with their duties under all applicable laws and the Memorandum and Articles of Association of the Company;

(e)	Choice of Law: that the choice of law provisions relating to each Note Document were made in good faith and for bona fide purposes and were in all respects valid choices of law in accordance with the applicable principles of law in the State of New York;

(f)	Submission to Jurisdiction: that the submission to the jurisdiction of the courts of the State of New York referred to in paragraph 4(i) is valid, binding and enforceable against each of the parties to the Note Documents (other than the Company);

(g)	No Escrow: that, where the Note Documents are required to be delivered, the Note Documents have been delivered by the parties and are not subject to any escrow or other similar arrangement and that all conditions precedent to signing contained in the Note Documents have been satisfied and the Note Documents are unconditional in all respects;

(h)	Unknown Facts: that there are no facts or circumstances (and no documents, agreements, instruments or correspondence) which are not apparent from the face of the Note Documents or which have not been disclosed to us that may affect the validity or enforceability of the Note Documents or any obligation therein or otherwise affect the opinions expressed in this opinion;

(i)	Arm’s Length Terms: that the Note Documents have been entered into for bona fide commercial reasons and on arm’s length terms by each of the parties thereto;

(j)	FSMA: that none of the Note Documents is an agreement the making or performance of which constitutes, or is part of, a regulated activity within the meaning stated in the Financial Services and Markets Act 2000 (the FSMA) carried on by any party to it, and which either:

(i)	is entered into by that party in the course of carrying on the regulated activity in question in contravention of section 19 of the FSMA; or

(ii)	where the party is a person authorised for the purposes of the FSMA, is entered into by that party in the course of carrying on the regulated activity in question and in consequence of something said or done by another person (the third party) in the course of a regulated activity carried on by the third party in contravention of section 19 of the FSMA, and that none of the Note Documents is entered into by any person as a customer in consequence of a communication in relation to which there has been a contravention of Section 21 of the FSMA;

(k)	Representations: that the representations and warranties by the respective parties in the Note Documents in each case (other than as to matters of law on which we opine in this opinion) are or were, as applicable, true, correct, accurate and complete in all respects on the date such representations and warranties were expressed to be made and that the terms of the Note Documents have been and will be observed and performed by the parties thereto;

(l)	Anti-terrorism, money laundering: other than with respect to English law, that the parties have complied (and will continue to comply) with all applicable anti-terrorism, anti-corruption, anti-money laundering, sanctions and human rights laws and regulations, and that performance and enforcement of the Note Documents is, and will continue to be, consistent with all such laws and regulations;

(m)	Maintenance of Capital: that the granting of upstream guarantees by the Company under the Note Documents does not result in a reduction in the

Company’s net assets as properly recorded in its books or, to the extent that it does, that the Company has sufficient distributable reserves to cover that reduction; and

(n)	Secondary Legislation: that all UK secondary legislation relevant to this opinion is valid, effective and enacted within the scope of the powers of the relevant rule-making authorities.

SCHEDULE 2

QUALIFICATIONS

Our opinion is subject to the following qualifications:

(a)	Jurisdiction: we express no opinion as to whether or not any court will take jurisdiction, or whether the English courts would grant a stay of any proceedings commenced in England, or whether the English courts would grant any ancillary relief in relation to proceedings commenced in a foreign court;

(b)	Service of Process: in addition to the above, the court will only assume jurisdiction over a dispute and give judgment if the defendant has been properly served with legal process;

(c)	Foreign Courts: we express no opinion as to whether or not a foreign court (applying its own conflict of laws rules) will act in accordance with the parties’ agreement as to jurisdiction and/or choice of law; and

(d)	Insolvency: this opinion is subject to all applicable laws relating to insolvency, bankruptcy, administration, reorganisation, liquidation or analogous circumstances and other similar laws of general application relating to or affecting generally the enforcement of creditor’s rights and remedies from time to time.

Annex I

OTHER GUARANTORS

Name of Other Guarantor	Jurisdiction of Organization

SSI Investments III Limited

SkillSoft Limited

SkillSoft Ireland Limited

CBT (Technology) Limited

Stargazer Productions

SkillSoft Canada, Ltd.

SkillSoft Finance Limited

SkillSoft Corporation

Books24x7.com, Inc.

Republic of Ireland Republic of Ireland Republic of Ireland Republic of Ireland Republic of Ireland Canada Cayman Islands Delaware Massachusetts